Exhibit 10.1

JAMES C. ECKERT

RESTRICTED STOCK AND

STOCK-BASED AWARD INCENTIVE AGREEMENT

WHEREAS, Section 7 of the Sixth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”) authorizes the Compensation Committee of the Board of Directors (or a subcommittee thereof) (the “Committee”) to award shares of restricted stock to eligible participants in the Plan;

WHEREAS, Section 8 of the Plan authorizes the Committee to make other awards to eligible participants in the Plan, the value of which may be based in whole or in part on the value of shares of the Company’s common stock;

WHEREAS, James C. Eckert is such an eligible participant (the “Employee”);

WHEREAS, under Sections 7.4 and 10.6 of the Plan, a participant receiving an award of restricted stock or a stock-based award shall enter into an incentive agreement with OMNI Energy Services Corp. (the “Company”) setting forth the conditions of the grant of restricted stock and the stock-based award;

WHEREAS, the Employee currently has a Stock-Based Award Incentive Agreement dated June 30, 2004, together with amendments thereto, if any (collectively, the “2004 Agreement”);

WHEREAS, the Committee and the Employee desire to terminate and cancel the 2004 Agreement and grant the awards and incentives made herein; and

WHEREAS, upon execution of this Restricted Stock and Stock-Based Award Incentive Agreement (the “Agreement”), the 2004 Agreement will be null and void and neither the Company nor the Employee shall have any continuing obligations, rights or liability under the 2004 Agreement.

NOW THEREFORE, the Company and the Employee hereby, for mutual good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by both parties, enter into this Agreement and concurrently terminate the 2004 Agreement.

Section 1. Definitions

For purposes of this Agreement:

(a) “FMV” shall mean Fair Market Value which shall be the volume weighted average closing price per Share on the Nasdaq National Market (or such other national exchange on which the shares of common stock of the Company are then principally traded) over the five (5) prior trading days; provided however, that for purposes of a death or Disability valuation, the FMV shall be the volume weighted average closing price per Share on the Nasdaq National Market (or such other national exchange on which the shares of common stock of the Company are then principally traded) over the ten (10) trading days commencing with the ninetieth (90th) day following the death of the Employee or the Disability determination;

(b) “Share” shall mean a share of common stock, $.01 par value per share of the Company;

(c) The term “Change of Control” is defined to include:

(i)	A tender offer or exchange offer made and consummated for ownership of Company stock representing 80% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	The sale or transfer of substantially all of the Company’s assets to another corporation which is not a wholly-owned subsidiary of the Company; or

(iii)	Any merger or consolidation of the Company with another corporation, where less than 20% of the outstanding voting shares of the surviving or resulting corporation are owned in the aggregate by the Company’s shareholders as of the record date entitling shareholders to vote on a merger or consolidation.

(d) The term “Disability” shall mean that Employee (i) has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him in accordance with his employment obligations, (ii) such incapacity shall exist or be reasonably expected to exist for more than 180 days in the aggregate during any period of twelve (12) consecutive months, and (iii) either Employee or the Committee shall have given the other sixty (60) days written notice of his or its intention to terminate Employee’s active employment because of such Disability. Notwithstanding the foregoing definition, Employee shall be deemed to have become disabled for purposes of this Agreement, if the insurer providing the Company Disability policy shall find, during the term of such policy and pursuant to the provisions of such policy, that Employee is so mentally or physically disabled as to be unable to reasonably engage in his job responsibilities and that such Disability is permanent and will be continuous during the remainder of Employee’s life, and either the Employee or the Committee shall have given the other sixty (60) days written notice of his or its intention to terminate Employee’s active employment because of such Disability;

(e) The term “Fair Change of Control Offer” shall mean a bona fide offer from any potential buyer for all of the then outstanding securities of the Company on a Fully Diluted Basis (or if the offer is so structured, for all of the Company’s then outstanding securities on a Fully Diluted Basis, save and except for common and preferred shares then held by management), the acceptance of which would result in a Change of Control, provided that (a) the cash portion of any offer is supported by financing commitment (and not financing proposal) letters from nationally recognized institutional lenders containing customary contingencies from or on behalf of the potential buyer, and (b) the offer is supported by an independent fairness opinion obtained by the Board from a disinterested third-party stating that the Fair Change of Control Offer is fair to the Company’s shareholders from a financial point of view;

(f) The term “Termination for Cause” shall mean termination of employment of the Employee at the direction of the Board of the Company upon conviction of Employee of any felony involving moral turpitude, including any felony for theft or embezzlement of Company property, or conviction of a violation of securities laws.

(g) The term “Termination Without Cause” shall mean any termination of this Agreement that is not the result of resignation, death, Disability or Termination for Cause;

(h) The term “Fully Diluted Basis” shall mean the inclusion of all the Company’s then outstanding common stock, all the shares of common stock then issuable upon conversion of the Company’s Series C 9% Convertible Preferred Stock, all the shares of common stock then issuable upon the exercise of outstanding options and outstanding warrants, and any other shares of common stock into which then outstanding securities or indebtedness of the Company are then exercisable or convertible.

(i) All other defined terms (reflected by an initial capitalization) shall have the same meaning as under the Plan.

Section 2. Restricted Stock.

2.1 Grant of Performance-Based Restricted Stock. The Committee hereby grants the Employee as of the date of this Agreement the hereinafter set forth number of shares of restricted common stock ($.01 par value per share) of the Company (the “Restricted Shares”) on the terms set forth herein:

•	400,000 shares of the common stock of the Company if the FMV of a share of the common stock of the Company is greater than or equal to $7.50 but less than $11.00 at the time of vesting; or

•	450,000 shares of the common stock of the Company if the FMV of a share of the common stock of the Company is greater than or equal to $11.00 but less than $12.00 at the time of vesting; or

•	500,000 shares of the common stock of the Company if the FMV of a share of the common stock of the Company is greater than or equal to $12.00 at the time of vesting.

2.2 The Restricted Period. Transfer of the Restricted Shares is prohibited during the twelve months following vesting of the Restricted Shares. Nevertheless, the Restricted Period shall terminate in the event of (a) Employee’s death or Disability; (b) Termination Without Cause; or (c) a Change of Control.

2.3 Restrictions During Restricted Period. The Restricted Shares shall be held by the Company in escrow. While held in escrow, the Restricted Shares shall be registered in the name of the Employee, who shall endorse a stock power in blank for the Restricted Shares in favor of the Company upon placement of the Restricted Shares into escrow. The certificate for the Restricted Shares shall bear the following legend:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and OMNI Energy Services Corp. thereunder. Copies of the Plan and the agreement are on file at the principal office of OMNI Energy Services Corp.

2.4 Dividends Paid During Restricted Period. All cash and stock dividends, if any, paid with respect to the Restricted Shares shall be held in escrow with and added to the Restricted Shares and be subject to the same restrictions as the Restricted Shares during the term of this Agreement.

2.5 Voting Rights. The Employee shall have all the rights of a shareholder with respect to the Restricted Shares held in escrow under this Agreement including the right to vote, unless and until such shares are forfeited, cancelled, sold, assigned or reissued.

2.6 Vesting. The Restricted Shares shall vest and the number of shares granted shall become fixed on the earlier of: (a) the date of the Employee’s termination of employment (for any reason other than resignation or Termination for Cause); (b) 105 days after the Employee’s death or Disability; (c) a Change of Control; or (d) receipt by the Board of a Fair Change of Control Offer. The Restricted Shares shall be delivered upon the occurrence of any of the events described in subparagraphs (i), (ii), (iii), (iv), (v) and (vi) below, as follows:

(i)	To Employee in the event of a Change of Control;

(ii)	Into Escrow in the event of the receipt by the Board of a Fair Change of Control Offer;

(iii)	To Employee in the event of Termination Without Cause;

(iv)	To Employee’s Estate in the event of Employee’s death;

(v)	To Employee in the event of Employee’s Disability; and

(vii)	In the event of resignation or Termination for Cause prior to vesting, 100% of the Restricted Shares shall be forfeited.

2.7 Plan Deficit. The Company has reserved 500,000 shares in the Plan for issuance pursuant to this Agreement. The Company will seek shareholder approval for an increase in the number of shares that can be issued under the Plan at its next annual meeting of shareholders. To the extent the obligation to deliver Restricted Shares arises prior to such annual meeting of shareholders or if the Company fails to obtain the necessary vote at the referenced shareholders’ meeting or any subsequent shareholders’ meeting, then the Company shall satisfy the obligation to deliver the Restricted Shares by paying Employee in cash that portion of the FMV of Restricted Shares which cannot then be issued by the Company pursuant to the Plan.

2.8 Investment Representations and Restrictions. The Employee (a) understands that the Restricted Shares have not been, and will not be, registered under the Securities Act of 1933, as amended or under any state securities laws, in reliance upon federal and state exemptions for transactions not involving any public offering; (b) will be an “affiliate” under Rule 144 of the Securities and Exchange Commission and the Restricted Shares will be subject to further limitations on sale as a result thereof; (c) is acquiring the Restricted Shares for his own account for investment purposes, and not with a view to the distribution thereof; (d) is a sophisticated investor with knowledge and experience in business and financial matters; (e) is a director and/or officer of the Company, has received all requested information concerning the Company, and has had the opportunity to obtain additional information in order to evaluate the merits and the risks inherent in holding the Restricted Shares; (f) is able to bear the economic risks and lack of liquidity inherent in holding the Restricted Shares; and (g) acknowledges that the certificate(s) evidencing the Restricted Shares will contain legends restricting the transfer thereof.

Section 3. Stock Based Award

3.1 Grant of Stock-Based Award. The Committee has granted the Employee the right to receive a cash payment (the “Stock-Based Award” or “SBA”) equal to $1,200,000, provided that the FMV of a share of the common stock of the Company is greater than or equal to $7.50 at the time of vesting.

3.2 Payment of Stock-Based Award. The SBA shall vest: (a) on the date of the Employee’s termination of employment (for any reason other than resignation or Termination for Cause); (b) 90 days after the Employee’s death or Disability; (c) upon a Change of Control; or (d) upon receipt by the Board of a Fair Change of Control Offer. The amount of the SBA shall be paid in full, upon the occurrence of any of the events described in subparagraphs (i), (ii), (iii), (iv), (v) and (vi) below, as follows:

(i)	In cash in the event of a Change of Control;

(ii)	In cash as follows: one-half (1/2) of such amount six months after receipt by the Board of a Fair Change of Control Offer, and the remaining amount in six equal monthly installments beginning on the first day of the month following the payment above; provided, however, that the remaining amount shall be paid in full upon a Change of Control;

(iii)	In cash or on other mutually agreeable terms in the event of Termination Without Cause;

(iv)	In cash to Employee’s Estate in the event of Employee’s Death;

(v)	In cash in the event of Employee’s Disability; and

(vi)	In the event of resignation or Termination for Cause prior to vesting, 100% of the SBA shall be forfeited.

Section 4. Miscellaneous

4.1 No Right to Assign. Neither the Restricted Stock Award nor the Stock-Based Award may be assigned, pledged, alienated or transferred during the Restricted Period. However, both the Restricted Stock Award and the Stock Based Award are heritable.

4.2 Other Terms. This Agreement shall be subject to the terms of the Plan (including adjustments in the number of shares and share prices upon a recapitalization, stock dividend or stock split, and tax withholding under Section 10 of the Plan), which shall be controlling.

4.3 Amendment. This Agreement may be amended only by written agreement signed by all of the signatories below.

4.4 Term. This Agreement shall terminate on December 31, 2008, and any rights to Restricted Shares or Stock-Based Awards that have not then vested shall terminate and lapse.

4.5 Choice of Law. The interpretation of this Agreement shall be governed by the laws of the State of Louisiana, without reference to principles of conflicts of law. Venue and jurisdiction for any and all actions shall be in the state and federal courts in Lafayette, Louisiana.

4.6 Resolution of Disputes. Any dispute or controversy between the parties arising from or relating to this Agreement or the construction, validity, interpretation, meaning, enforcement, performance, non-performance, operation or breach of this Agreement shall be submitted to mediation. Any mediation under this Agreement shall take place pursuant to the following procedures:

(a) If any such dispute or controversy arises, either or both parties shall request that Judicial Arbitration and Mediation (“JAMS”) (or similar mediation service of a similar national scope if JAMS no longer exists) appoint an independent mediator, who shall serve as mediator for all purposes hereof. Each party shall pay one-half of the cost of the mediator’s services, in advance upon request by the mediator or either party.

(b) Within 10 days after appointment of the mediator, the mediator shall schedule a meeting among the parties and the mediator for the purpose of mediating the dispute. If the parties do not resolve the dispute within 45 days after appointment of the mediator, the parties at their sole discretion may (i) agree to arbitrate or (ii) file suit.

4.7 Termination of 2004 Agreement. By execution of this Agreement, the parties hereby terminate the 2004 Agreement without liability, and no party has any further obligations, rights or responsibilities under such 2004 Agreement.

EMPLOYEE:

January 5, 2007	/s/ James C. Eckert
James C. Eckert

COMPENSATION COMMITTEE:

January 5, 2007	By:	/s/ Barry E. Kaufman
	Name:	Barry E. Kaufman
	Title:	Compensation Committee Member

COMPANY:

OMNI Energy Services Corp.

January 5, 2007	By:	/s/ G. Darcy Klug
	Name:	G. Darcy Klug
	Title:	EVP